Exhibit (k)(2)

EXECUTION VERSION

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”), dated as of November 18, 2020, is entered into by and among FRC FUNDING I, LLC, a Delaware limited liability company “Borrower”), FLAT ROCK CAPITAL CORP., a Maryland corporation (“Servicer”), the financial institutions party hereto (the “Lenders”), and CADENCE Bank, N.A., as successor-by-merger to State Bank and Trust Company, as agent for the Lenders (in such capacity, “Agent”).

RECITALS

Borrower, Servicer, Agent and the Lenders are parties to a Loan and Security Agreement dated as of October 12, 2018, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 10, 2018, by that certain Second Amendment to Loan and Security Agreement, dated as of May 31, 2019 and by that certain Third Amendment to Loan and Security Agreement, dated as of July 2, 2020 (as the same may be further amended, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Loan Agreement unless otherwise specified.

Pursuant to the Loan Agreement, the Lenders have extended a $35,000,000 revolving credit facility to the Borrower, secured by substantially all of the assets of Borrower.

Parent desires to convert from a business development corporation to an interval fund under the Investment Company Act and has requested that certain amendments be made to the Loan Agreement to permit such conversion, and the Lenders have agreed to such request, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Servicer and the Borrower agree as follows:

1. Amendments to Loan Agreement. As of the Amendment Effective Date, the Loan Agreement is amended as follows:

(a) Section 1.1 of the Loan Agreement is hereby amended by amending and restating the definition of “Advance Rate” in its entirety to read as follows:

“Advance Rate” means, as to any Eligible Portfolio Investment, 70%.

(b) Section 8.1.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

8.1.9 Taxes. Each of Borrower and Parent has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all such Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested (and, in the case of matters being Properly Contested as of the Closing Date, fully disclosed to Agent and Lenders on or before the Closing Date). The provision for Taxes on the books of each of Borrower and Parent is adequate for all years not closed by applicable statutes, and for its current Fiscal Year. The Parent is in compliance with, and intends to operate at all times in compliance with, all requirements of the Code applicable to regulated investment companies under subchapter M, such that Parent is not subject to federal income tax on net investment income and net capital gains distributed by it.

(c) Section 9.3.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

9.3.1 Asset Coverage Ratio. Parent shall maintain at all times an Asset Coverage Ratio of not less than 300%; provided, however, Parent’s Asset Coverage Ratio may be less than 300% if:

(a) Parent causes its third party administrator to deliver daily net asset value computation reports and pro forma balance sheets of the Parent and its affiliates to the Lender until the later to occur of (i) five days after Borrower’s Asset Coverage Ratio next equals or exceeds 300% or (ii) forty-five days after the last date on which Borrower’s Asset Coverage Ratio equaled or exceeded 300%;

(b) Parent’s Asset Coverage Ratio does not remain below 300% beyond the earliest to occur of (i) 45 days, (ii) the date of the next interval tender offer or (iii) the date of the next declaration or payment of any dividend; and

(c) Parent’s Asset Coverage Ratio is never less than 200%

provided, further, that in the event the SEC by emergency order or rule suspends the 300% asset coverage requirement under Section 18 of the Investment Company Act so as to permit the declaration and payment of a dividend that counts as a dividend for purposes of the Code, or to execute on a planned tender offer, the Asset Coverage Ratio required under this Section 9.3.1 shall be reduced to the level required by such SEC order for so long as such order remains in effect.

(d) Subsection (n) of Section 10.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(n) Borrower shall become required to register as an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the Investment Company Act (an “Investment Company”) or (ii) Parent ceases to be either (A) a “business development company” within the meaning of the Investment Company Act or (B) an Investment Company, registered under the Investment Company Act or fails to be in compliance with Section 18 of the Investment Company Act;

2. Effect of Amendment. Except as set forth expressly herein, all terms of the Loan Agreement, as amended hereby, and the other Transaction Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and the Servicer to the Lenders and the Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement. This Amendment shall constitute a Transaction Document for all purposes of the Loan Agreement.

3. Conditions Precedent. This Amendment, and the increased Commitment, shall become effective as of such date (such date, the “Amendment Effective Date”) that each of the following conditions are satisfied:

(a) Agent shall have received counterparts of this Amendment, duly executed by the Borrower, the Servicer, the Agent, and each Lender; and

(b) the Borrower shall have paid all reasonable and documented fees and expenses of Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the Transaction Documents (including, without limitation, the fees and expenses of counsel to Agent).

4. Representations and Warranties. The Borrower and Servicer hereby represent and warrant to Agent and the Lenders as follows:

(a) The Amendment and the transactions contemplated herein are within the Borrower’s and Servicer’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Amendment has been duly executed and delivered by the Borrower and Servicer and constitutes a legal, valid and binding obligation of the Borrower and Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Amendment (i) does not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any law applicable to the Servicer, the Borrower or any Subsidiary, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Servicer, the Borrower or any Subsidiary or the assets of the Servicer, the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment to be made by the Servicer, the Borrower or any Subsidiary, and (iv) will not result in the creation or imposition of any Lien on any asset of the Servicer, the Borrower or any Subsidiary, except Liens created pursuant to the Transaction Documents.

(c) All of the representations and warranties contained in Section 8 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date.

5. Reaffirmation. Servicer, in its capacity as the “Pledgor” under and as defined in the Pledge Agreement, hereby (a) consents to the execution and delivery by the Borrower of this Amendment and ratifies and confirms the terms of the Pledge Agreement with respect to the Obligations now or hereafter outstanding under the Loan Agreement as amended hereby, (b) acknowledges and agrees that all obligations of the Borrower owing to the Lenders under the Loan Agreement and the other Transaction Documents, as amended hereby, are included in the “Obligations,” as such term is used in the Pledge Agreement, and are secured by the Pledge Agreement and (c) acknowledges and agrees that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Agent or the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Agent or the Lenders with respect to any obligation of the Borrower, the Pledge Agreement, and its obligations thereunder, remain in full force and effect in accordance with its terms, without release, diminution or impairment, notwithstanding the execution and delivery of this Amendment and the other Transaction Documents contemplated hereby.

6. References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Transaction Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and any documents related hereto and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any Transaction Document or other document held by Lenders, whether or not known to Lenders and whether or not existing on the date of this Amendment.

8. Release. The Borrower and Servicer each hereby absolutely and unconditionally releases and forever discharges Agent and Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or Servicer has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Agent on demand for all costs and expenses incurred by Agent in connection with the Transaction Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrower hereby agrees that Lenders may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make a loan to Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of this Amendment by telecopy or other electronic means (including, but not limited to, in “tif” or “pdf” format) shall be effective as delivery of a manually executed counterpart of such agreement.

11. Choice of Law and Venue. Without limiting the applicability of any other provisions of the Loan Agreement or any other Transaction Document, the terms and provisions set forth in Section 13.13 and 13.14 of the Loan Agreement are expressly incorporated herein by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ATTEST:	BORROWER:

FRC FUNDING I, LLC

	By:	/s/ Richard A. Petrocelli
	Name:	Richard A. Petrocelli
	Title:	Chief Operating Officer

ATTEST:	SERVICER:

FLAT ROCK CAPITAL CORP.

	By:	/s/ Richard A. Petrocelli
	Name:	Richard A. Petrocelli
	Title:	Chief Operating Officer

Signature Page – Fourth Amendment to Loan and Security Agreement

AGENT AND LENDERS:

CADENCE BANK, N.A.,
successor-by-merger to State Bank and Trust Company, as Agent and a Lender

By:	/s/ Jessica Ernst
Name:	Jessica Ernst
Title:	Vice President

Signature Page – Fourth Amendment to Loan and Security Agreement

HITACHI CAPITAL AMERICA CORP.,
as a Lender

By:	/s/ James M. Giaimo
Name:	James M. Giaimo
Title:	Chief Credit Officer- Commercial Finance

Signature Page – Fourth Amendment to Loan and Security Agreement